Exhibit 10(k)

CBS CORPORATION
DEFERRED COMPENSATION PLAN FOR OUTSIDE DIRECTORS
(Amended and Restated as of January 29, 2015)
1.    Establishment of Plan
The CBS Corporation (the "Company”) Deferred Compensation Plan for Outside Directors (the "Plan") has been established by the Company for eligible members of the Board of Directors (as described below).
This Plan is intended to meet all of the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), so that Participants will be eligible to defer receipt of, and the liability for the federal income tax with respect to, certain items of compensation from one year to a later year in accordance with the provisions of applicable law and the provisions of the Plan. With respect to compensation for the performance of services that is considered to have been “deferred” (within the meaning of Section 1.409A-6(a)(2) of the Treasury Regulations) on or after January 1, 2005 through December 31, 2008, the Plan shall be administered in accordance with a reasonable, good faith interpretation of Code Section 409A, and such interpretation shall govern the rights of a Participant with respect to that period of time.
2.    Plan Participation
(a)Each person who is a member of the Board of Directors of the Company and who is not an employee of the Company (an "Outside Director" or "Director") may elect to become a participant in this Plan (a "Participant"), and as such defer all cash fees (which shall include retainer, meeting and committee attendance fees and any other amounts that the Board so determines) to which the Director may thereafter be entitled. Such election shall be in writing, in a form prescribed by the Company that includes the alternatives for the investment election and payment election, and, except as otherwise provided below, shall remain in effect as long as the Participant shall continue to receive compensation as a Director. Any such election shall become irrevocable for a calendar year as of the December 31 of the preceding calendar year.
(b)     A Participant may elect to participate in the Plan within 30 days following the beginning of his or her term in office as a Director, for the fees earned following the date of his or her election. A Participant may also elect to participate in the Plan before December 31 of each year, for the fees earned in the subsequent calendar year and thereafter. A Participant may discontinue participation in the Plan and/or change or modify his or her investment election and/or payment election annually by filing a written notice with the Company prior to December 31 of a particular year, which notice shall be effective for all fees earned in the subsequent calendar year and thereafter. No existing account may be converted into another type of account.
3.    Deferred Compensation Accounts
There shall be available two types of accounts, an "Income Account" and a "Stock Unit Account" to which the fees deferred by the Participant pursuant to this Plan may be credited. At the time of electing to participate in this Plan, the Participant shall also select one of the two types accounts into which his or her deferred fees shall be credited.
(a)    Income Account: Fees deferred by a Participant shall be credited as a dollar amount to this account at the time payment would otherwise have been due. At the end of each calendar quarter, the Participant's Income Account will be credited for such quarter with interest at the prime rate in effect at the beginning of such calendar quarter at Citibank, N.A., which interest shall be applied on the basis of the average closing monthly credit balance in the Participant's Income Account during such quarter.
(b)    Stock Unit Account: Fees deferred by a Participant shall be credited as a dollar amount to this account at the time payment would otherwise have been due. At the beginning of each calendar quarter, each Participant's Stock Unit Account shall be adjusted as follows:

(i)    First, the dollar amount remaining in such account (not yet converted into Stock Unit Shares as described below) during the preceding calendar quarter, plus all dollar amounts (for fees and any cash dividends) credited to such account during the preceding calendar quarter, shall be credited for the preceding calendar quarter with interest computed in the manner described in Paragraph 3(a) above.
(ii)    Next, the dollar amount in such account after the adjustments pursuant to clause (i) above, plus the dollar amount of deferred quarterly retainer fees credited on such day to this account, shall be converted (x) 50% into Class A Common Stock Unit Shares equal in number to the maximum number of whole shares of CBS Corporation Class A Common Stock which could be purchased with such dollar amount at the closing market price for such stock on the first day of such calendar quarter, or if that date was not a trading date on the next preceding trading date, and (y) 50% into Class B Common Stock Unit Shares equal in number to the maximum number of whole shares of CBS Corporation Class B Common Stock which could be purchased with such dollar amount at the closing market price for such stock on the first day of such calendar quarter, or if that date was not a trading date, on the next preceding trading date. The Class A Common Stock Unit Shares and Class B Common Stock Unit Shares are collectively referred to as "Stock Unit Shares." Any balance remaining in the account after the conversion into Stock Unit Shares will be reflected as a cash balance in such account.
In the event that cash dividends are declared on the CBS Corporation Class A Common Stock or Class B Common Stock or any other stock for which stock unit shares are held in the Stock Unit Account, on each dividend payment date an amount equivalent to the prevailing dividend per share of such stock shall be credited in cash to such account for each Class A Common Stock Unit Share or Class B Common Stock Unit Share or other stock unit shares, as appropriate.
4.    Payments
(a)     If a Participant experiences a Separation from Service, payment of his or her Deferred Compensation Account(s) shall be made in cash in a lump sum, three (3) equal annual installments or five (5) equal annual installments in accordance with the Participant’s payment election(s). The lump sum payment or the initial annual installment shall be made on the later of (i) the first business day after the date which is six months following the Participant’s Separation from Service or (ii) January 15th of the year following the year of the Participant’s Separation from Service. Each subsequent installment payment shall be made on the anniversary of the initial installment payment.
(b)    The Class A Common Stock Unit Shares and Class B Common Stock Unit Shares in a Participant's Stock Unit Account shall be valued on the basis of the average of the closing market prices of the CBS Corporation Class A Common Stock or Class B Common Stock, as appropriate, on the New York Stock Exchange or such other stock exchange on which the Class A Common Stock or Class B Common Stock may be listed, on each trading date during the four (4) week period ending five (5) business days prior to the payment date.
(c)    In the case of installment payments, the Deferred Compensation Account(s) shall be credited with interest calculated in accordance with Paragraph 3(a) above, which interest shall accrue beginning on the date the first installment is paid and the appropriate portion of which shall be paid to the Participant on the date of each annual installment following the date of credit until all installments are paid.
(d)    In the event of a Participant's death, payment of all or the remaining portion of the Deferred Compensation Account(s) will be made to his or her beneficiary or beneficiaries in accordance with the Participant's payment election. The amount of such payment will be calculated as set forth herein.
(e)    The term “Separation from Service” means the condition that exists when a Director who is a Participant in the Plan and the Company reasonably anticipate that the Director will perform no further services as a director of the Company after a certain date. If it is anticipated that the Director will perform services for the Company as an employee or consultant immediately following cessation of his or her service as a director, the term “Separation from Service” means the condition that exists when such Director and the Company reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services that the Director will perform as an employee or consultant after such date would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of services to the Company if the Director has been providing services to the Company for less than 36 months). For purposes of this Section 4(e), for periods during which a Director is on a paid bona fide leave of absence and has not otherwise experienced a Separation from Service, the Director is treated as providing bona fide services at the level equal to the level of services that the Director would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Director is on an unpaid bona fide leave of absence and has not otherwise experienced a Separation from Service are disregarded for purposes of this Section 4(e) (including for purposes of determining the applicable 36-month (or shorter) period). For purposes of this Section 4(e), the Company shall be considered to include all members of the controlled group of corporations which includes the Company; provided, however, that in applying Code Section 414(b), the phrase “at least 50 percent” shall be substituted for “at least 80 percent”; and in applying Code Section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent.” Separation from Service shall be determined on the basis of the modifications described in Treasury Regulation Section 1.409A-1(h)(3) (or any successor regulation)) as defined in Code Section 409A and the regulations or other guidance issued thereunder.
5.    Beneficiaries
Each Participant entitled to payment of the deferred fees hereunder may name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any such deferred fees are to be paid in case of his or her death, before he or she receives all of such fees. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during his or her lifetime. In the absence of any such designation or if all persons so designated die prior to the payment of the entire amount of deferred fees to which he or she is entitled, any deferred fees remaining unpaid at a Participant's death shall be paid to the estate of the last to die of the Participant and all persons so designated.
6.    Participant's Rights Unsecured
The right of any Participant to receive a distribution hereunder in cash shall be an unsecured claim against the general assets of the Company. The Company's obligation with respect to the payment of amounts deferred hereunder may not be assigned.
7.    Amendments and Adjustments to the Plan
The Plan may be altered, amended or suspended by the Board of Directors; provided, however, that no alteration, amendment or suspension will be effective without stockholder approval if such approval is required by law or under the rules of the New York Stock Exchange or other principal stock exchange on which the Class B Common Stock is listed. No termination or amendment of the Plan may, without the consent of the Participant for whom a Deferred Compensation Account is maintained, materially adversely affect the rights of such Participant in such Deferred Compensation Account immediately prior to termination or amendment, provided, however, that the consent of Participants to certain actions shall not be required for the making of any amendment or any termination that is deemed necessary by the Company to avoid the imposition on any person of additional taxes, penalties or interest under Code Section 409A.
In the event of any merger, consolidation, stock-split, dividend (other than a regular cash dividend), distribution, combination, recapitalization or reclassification that changes the character or amount of the Class A Common Stock, Class B Common Stock, any other stock for which stock unit shares are held in the Stock Unit Account, or any other changes in the corporate structure, equity securities or capital structure of the Company, the Board shall make such proportionate adjustments to the Stock Unit Shares held in the plan and any other affected provision in each case, as it deems appropriate, provided that such adjustments shall be made in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix), or any successor provision. The Board’s determination as to what, if any, adjustments shall be made shall be final and binding on the Company and all Participants.

8.    Termination of Plan
The Board of Directors of the Company may terminate the Plan in whole or in part at any time, without the consent of the Participants or their beneficiaries. Termination of the Plan shall not affect the timing of distributions from a Participant's Deferred Compensation Account(s) or the calculation of the amount of the payment.
9.    Expenses
The cost of administration of the Plan will be paid by the Company.
10.    Code Section 409A
To the extent applicable, it is intended that this Plan comply with the provisions of Code Section 409A. References to Code Section 409A shall include any proposed, temporary or final regulation, or any other guidance, promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service. This Plan shall be administered and interpreted in a manner consistent with this intent. If any provision of this Plan is susceptible of two interpretations, one of which results in the compliance of the Plan with Code Section 409A and the applicable Treasury Regulations, and one of which does not, then the provision shall be given the interpretation that results in compliance with Code Section 409A and the applicable Treasury Regulations. Notwithstanding the foregoing or any other provision of this Plan to the contrary, neither CBS nor any of its subsidiaries or affiliates shall be deemed to guarantee any particular tax result for any Participant or beneficiary with respect to any payments provided hereunder.

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